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July 28, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 28, 2022, of FedNat Holding Company and are in agreement with the statements contained in the last sentence of the first paragraph, the second and third paragraphs and the first sentence of the fourth paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP